Exhibit 10.2

DOLBY LABORATORIES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of February 24, 2009, by and between Dolby Laboratories, Inc., a Delaware corporation (the “Company”) and Kevin Yeaman (the “Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of March 28, 2009, (the “Effective Date”), Executive will serve as the Company’s Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”). As of the Effective Date, Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

(b) Board Membership. Executive will be appointed to serve as a member of the Board as of the Effective Date. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates), without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board (but in accordance with any Company policy then in effect), serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

(d) Other Entities. Executive agrees to serve and will be appointed, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company. As applicable

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment.

3. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $550,000 as compensation for his services (such annual salary, as is then effective, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Executive’s Base Salary will be reviewed on an annual basis by the Compensation Committee of the Board (the “Committee”) and may be increased from time to time, in the discretion of the Committee.

(b) Annual Incentive. Executive will be eligible to receive annual cash incentives payable for the achievement of performance goals established by the Committee. For the Company’s fiscal year 2009, Executive’s target annual cash incentive (“Target Annual Incentive”) will be adjusted to reflect a target not less than 77% of Base Salary. Thereafter and for the remainder of the Employment Term, Executive’s Target Annual Incentive will be not less than 85% of Base Salary. The actual earned annual cash incentive, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Committee are achieved or exceeded and may be adjusted for under- or over-performance.

(c) Equity Awards.

(i) As of March 16, 2009, Executive will be granted a nonstatutory stock option to purchase 121,000 shares of the Company’s Class A common stock at a per share exercise price equal to the closing price per share on the New York Stock Exchange on the date of grant (the “Option Grant”). The Option Grant will be granted under and subject to the terms, definitions and provisions of the Company’s 2005 Stock Plan (the “Plan”) and, except as provided in this Agreement, will be scheduled to vest in accordance with the Company’s standard stock option vesting schedule assuming Executive’s continued employment with the Company on each scheduled vesting date. Notwithstanding anything in this Agreement to the contrary, the Option Grant shall be forfeited and Executive shall have no further rights thereunder, should Executive not become the Chief Executive Officer of the Company as of March 28, 2009. Except as provided in this Agreement, the Option Grant will be subject to the Company’s standard terms and conditions for options granted under the Plan.

(ii) As of March 16, 2009, Executive will also be granted 30,000 restricted stock units (the “RSU Grant”). The RSU Grant will be granted under and subject to the terms,

definitions and provisions of the Company’s Plan, and, except as provided in this Agreement, will be scheduled to vest in accordance with the Company’s standard restricted stock unit vesting schedule assuming Executive’s continued employment with the Company on each scheduled vesting date. Notwithstanding anything in this Agreement to the contrary, the RSU Grant shall be forfeited and Executive shall have no further rights thereunder, should Executive not become the Chief Executive Officer of the Company as of March 28, 2009. Except as provided in this Agreement, the RSU Grant will be subject to the Company’s standard terms and conditions for restricted stock units granted under the Plan.

4. Employee Benefits.

(a) Generally. Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, as such plans, policies and arrangements may exist from time to time.

(b) Vacation. Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused vacation; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive (e) unreimbursed business expenses required to be reimbursed to Executive, and (e) rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable. In addition, if the termination is by the Company without Cause or Executive resigns for Good Reason, Executive will be entitled to the amounts and benefits specified in Section 7.

7. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or if Executive resigns for Good Reason, and such termination is not in Connection with a Change of Control, then, subject to Section 8(a), Executive will receive: (i) a single lump sum cash severance payment equal to 150% of the Executive’s Base Salary for the year in which the termination occurs (less applicable tax withholdings); (ii) a single lump sum cash severance payment in an amount determined by multiplying the Target Annual Incentive by a fraction with a numerator equal to the number of days between the start of the current fiscal year and the date of termination and a denominator equal to 365 (for the avoidance of doubt, Executive shall be paid this severance payment in an amount determined pursuant to this Section 7(a)(ii) in lieu of the actual annual incentive for the year of termination which will be forfeited (regardless of the level of performance obtained thereunder as of such termination date)); (iii) fifty percent (50%) of Executive’s then outstanding and unvested stock options (including specifically the Initial Option), fifty percent (50%) of unvested restricted stock units (including specifically the RSU Grant) and fifty percent (50%) of any other equity award denominated in shares of Company Class A common stock (collectively the “Equity Awards”) shall become vested and, to the extent applicable, exercisable on the termination date; and (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) eighteen (18) months, payable when such premiums are due (provided Executive validly elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(b) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8(a), Executive will receive: (i) a single lump sum cash severance payment equal to 200% of the Executive’s Base Salary for the year in which the termination occurs (less applicable tax withholdings); (ii) a single lump sum cash severance payment equal to 100% of the Target Annual Incentive; (iii) one hundred percent (100%) of Executive’s then outstanding and unvested Equity Awards shall become vested and, to the extent applicable, exercisable on the termination date; and (iv) reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans until the earlier of (A) twenty-four (24) months, payable when such premiums are due (provided Executive validly elects to continue coverage under COBRA), or (B) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

(c) Voluntary Termination Without Good Reason or Termination for Cause. If Executive’s employment is terminated voluntarily, including due to death or Disability, without Good Reason or is terminated for Cause by the Company, then, except as provided in Section 6, (i) all further vesting of Executive’s outstanding Equity Awards will terminate immediately (unless the terms and conditions of the Plan and the applicable Equity Awards provide otherwise); (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately, and (iii) Executive will be eligible for severance benefits only in accordance with the Company’s then established, if any, severance plans and arrangements.

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive signing, returning to the Company within fifty (50) days and not revoking a release of claims in a form attached hereto as Exhibit A. No severance or other benefits will be paid or provided, and Executive will forfeit any rights to such severance or other benefits, until the release agreement becomes effective. Any payments that are delayed until the release of claims becomes effective shall be paid to Executive in a cash lump sum within sixty (60) days following Executive’s termination of employment; provided that, in no event shall severance payments or benefits be paid or provided until the release of claims actually becomes effective and irrevocable.

(b) Non-solicitation. The receipt of any severance or other benefits pursuant to Section 7 will be subject to Executive agreeing that during the Employment Term and Continuance Period, Executive will not solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company.

(c) Non-disparagement. During the Employment Term and the Continuance Period, neither the Company nor the Executive will knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding the other. Notwithstanding the foregoing, nothing contained in this agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(d) Other Requirements. Executive’s receipt of severance payments pursuant to this Agreement will be subject to Executive continuing to comply with the terms of the Confidential Information Agreement and the provisions of this Section 8.

(e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Excise Tax.

(a) In the event that the severance and other benefits provided in this Agreement or otherwise payable to Executive constitute “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would be subject to the excise tax imposed by Section 4999 of the Code, then, except as provided by Section 9(b) below, Executive’s benefits shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever of the foregoing amounts results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits. Any reduction in payments and/or benefits required by this Section shall occur in the following order: (i) reduction of cash payments; (ii) reduction of vesting acceleration of Equity Awards; and (iii) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of Equity Awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for the Executive’s Equity Awards. If two or more Equity Awards are granted on the same day, the Equity Awards will be reduced on a pro-rata basis.

(b) Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability will be made in writing by an independent auditor of national reputation and expertise in assessing liability under Sections 280G or 4999 of the Code as mutually agreed between the Company and Executive (the “Accountants”). For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Accountants and/or Executive may reasonably incur in connection with any calculations contemplated by this Section 9.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful, material and continued failure to perform the duties and responsibilities of his position (other than as a result of Executive’s illness or injury) after there has been delivered to Executive a written demand for performance from the CEO which describes the basis for the CEO’s belief that Executive has not substantially performed his duties and provides Executive with thirty (30) days to take corrective action;

(ii) Any willful and material act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company with the intention that such action may result in the substantial personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board in good faith believes has or will have a material detrimental effect on the Company’s financial condition or reputation;

(iv) A willful breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s financial condition or reputation;

(v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action (regardless of whether or not Executive admits or denies liability), which the Board in good faith determines will have a material detrimental effect on the Company’s financial condition or reputation;

(vi) Executive entering any cease and desist order with respect to any action which would bar Executive from service as an executive officer or member of a board of directors of any publicly-traded company (regardless of whether or not Executive admits or denies liability);

(vii) Executive (A) obstructing or impeding; (B) endeavoring to obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(viii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement, if (A) the disqualification or bar continues for more than thirty (30) days, and (B) during that period the Company uses its commercially reasonable efforts to cause the disqualification or bar to be lifted. While any disqualification or bar continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on administrative leave (which will be paid to the extent legally permissible).

Other than for a termination pursuant to Section 10(a)(iii), Executive shall receive notice and an opportunity to be heard before the Board with Executive’s own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) and suspend all access to Company information, employees and business should Executive wish to avail himself of his opportunity to be heard before the Board prior to a termination for Cause. If Executive avails himself of his opportunity to be heard before the Board, and then fails to make himself available to the Board within five (5) business days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause.

(b) Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than a Permitted Transferee (as defined in the Company’s Amended and Restated Certificate of Incorporation) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) A change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors as of the April 1, 2009, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(c) Continuance Period. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the date of the termination of Executive’s employment and ending on the second anniversary of the date of termination.

(d) Disability. For purposes of this Agreement, “Disability” will have the same meaning as “Disability” is defined in the Plan.

(e) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) The assignment to or removal from executive of duties or responsibilities, that results in a material reduction of executive duties, authority, title, or scope of responsibilities, whether occurring before or after a Change in Control;

(ii) A material reduction in Executive’s Base Salary or Target Annual Incentive as in effect immediately prior to such reduction other than pursuant to a reduction that also is applied to substantially all other executive officers of the Company and which reduction reduces the Base Salary and/or Target Annual Incentive by a percentage reduction that is no greater than 10%;

(iii) The relocation of Executive to a facility or location outside a fifty (50) mile radius from Executive’s then current place of employment or residence;

(iv) The Company’s material breach of any provision of this Agreement; or

(v) The failure of the Company to obtain the assumption of this Agreement by a successor.

The notification and placement of Executive on administrative leave pending a potential determination by the Board that Executive may be terminated for Cause shall not constitute Good Reason for purposes of this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and, if such grounds are susceptible to cure, a reasonable cure period of up to thirty (30) days following the date of such notice. Any resignation for Good Reason must occur within two years of the initial existence of the grounds constituting Good Reason.

(f) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated within twelve (12) months following a Change of Control, or prior to a Change of Control upon the occurrence of all the following: (1) prior to a Change of Control, the termination of the Executive’s employment by the Company without Cause or the termination of the Executive’s employment by the Executive for a Good Reason, (2) the Executive and Board (as constituted immediately prior to the Change of Control) reasonably determines that such termination (or Good Reason event) was the result of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change of Control, and (3) a Change of Control involving such third party (or a party competing with such third party to effectuate a Change of Control) does occur within sixty (60) days from the date of such termination.

11. Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification to the extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. The Company shall also maintain commercially reasonable D&O insurance covering Executive during the Employment Term in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature as the Company.

12. Confidential Information. Executive agrees that he shall remain bound by the Company’s confidential information and intellectual property agreement previously executed by the Executive (the “Confidential Information Agreement”).

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent overnight by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

c/o General Counsel

Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103

If to Executive:

at the last residential address known by the Company.

15. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

16. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration. In the event of a dispute, the parties (or their legal representatives) will promptly confer to select a single arbitrator mutually acceptable to both parties. If the parties cannot agree on an Arbitrator, then the moving party may file a demand for arbitration with the American Arbitration Association (“AAA”) in San Francisco, California,

who will be selected and appointed consistent with the AAA-Employment Dispute Resolution Rules, except that such arbitrator must have the qualifications set forth in this paragraph. Any arbitration will be conducted in a manner consistent with AAA National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Parties further agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement and the Confidential Information Agreement. The Company will pay the direct costs and expenses of any such arbitration, including the fees and costs of the arbitrator.

17. Integration. This Agreement, together with the Confidential Information Agreement and the standard forms of Equity Award agreements that describe Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival. The Confidential Information Agreement and the Company’s and Executive’s responsibilities under Sections 7 and 8 will survive the termination of this Agreement.

20. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the State of California without regard to its conflict of laws provisions.

23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits (as defined below) will become payable under this Agreement until Executive has a “separation from service” within the meaning of Section 409A of the Code (“Separation from Service”), and the final regulations and guidance promulgated thereunder (“Section 409A”). Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits, constitute deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), such Deferred Compensation Separation Payments that are otherwise payable within the first six (6) months following Executive’s Separation from Service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s Separation from Service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his Separation from Service but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of Section 24(a) above.

(c) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of Section 24(a) above. For purposes of this Section 24(c), “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the calendar year preceding the calendar year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(d) To the extent that any reimbursements provided to Executive constitute Deferred Compensation, such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

25. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

26. Attorneys Fees. The Company shall reimburse Executive for reasonable fees and expenses of Executive’s counsel (up to $10,000) incurred in connection with the negotiation and execution of this Agreement and the Release.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized individual, as of the day and year written below.

COMPANY:

DOLBY LABORATORIES, INC.

/s/ N.W. Jasper, Jr.		Date: February 24, 2009
NAME:	N.W. Jasper, Jr.
TITLE:	President and Chief Executive Officer

EXECUTIVE:

/s/ Kevin Yeaman		Date: February 24, 2009
KEVIN YEAMAN

[SIGNATURE PAGE TO YEAMAN EMPLOYMENT AGREEMENT]